Exhibit 24(b)(8.137)

Sixth Amendment to the Selling and Services Agreement and Participation Agreement

            This Sixth Amendment dated as of January 9, 2014 by and between ING Life Insurance and Annuity Company (“ING Life”), ReliaStar Life Insurance Company (“ReliaStar”), ReliaStar Life Insurance Company of New York (“ReliaStar New York”), ING USA Annuity and Life Insurance Company (“ING USA”), ING Institutional Plan Services, LLC (“ING Institutional”), (collectively, the “Insurers”), ING Financial Advisers, LLC (“ING Financial”)(together with Insurers referred to collectively as “ING”), Allianz Global Investors Distributors LLC (formerly PIMCO Advisers Distributors LLC)(“Distributor”) and Allianz Global Investors Fund Management LLC (“Administrator”) is made to the Selling and Services Agreement and Fund Participation Agreement dated as of March 11, 2003 (the “Agreement”), as amended on December 31, 2003, July 1, 2005, October 1, 2008, March 10, 2009 and January 26, 2011.  Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

            WHEREAS,  the Allianz Funds Multi-Strategy Trust is an open-end management investment company and business trust organized under the laws of Massachusetts; and

            WHEREAS, the parties wish to add the Allianz Multi-Strategy Trust and its individual series (each a “Fund”) and classes of Shares (each a “Class”) to the Agreement; and

            WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         Allianz Funds Multi-Strategy Trust is hereby added to the Agreement as a registered investment company and trust, and all provisions relating to a Fund or the Funds are hereby amended to refer to series of both Allianz Funds and Allianz Funds Multi-Strategy Trust.

            2.         Exhibit II to the Agreement is hereby deleted and replaced by the “Exhibit II” attached hereto.

            3.         Allianz Global Investors Fund Management LLC, the Administrator to the Funds, is hereby made a party to this Agreement.  The Administrator shall pay administrative and shareholder servicing fees owed to ING under the Agreement.

            4.         The following language is added to the Agreement:

                  “Anti-Corruption.   Each party to this Agreement hereby agrees that it shall not commit, authorize or permit any action which would cause the parties and/or the parties’ affiliates to be in violation of any applicable anti-bribery laws or regulations.  Each party agrees that it will neither offer or give, or agree to give, to any employee, representative or third party acting on behalf of the other party, nor accept, or agree to accept from any employee, representative or third party acting on behalf of the other party, any unlawful payment, compensation or remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, conclusion, or the performance of this Agreement.  The parties shall promptly notify each other if they become aware of any breach of this provision, and either party may terminate this Agreement with immediate effect in the event of such a breach by the other party.”

            5.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

6.     This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	allianz global investors Distributors llc By: /s/ Joseph S. Quirk Name: Joseph S. Quirk Title: COO
ING Financial ADvisers, LLC By: /s/ Patrick Kennedy Name: Patrick Kennedy Title: President	ING USA ANNUITY AND LIFE INSURANCE COMPANY By: /s/ Lisa S. Gilarde Name: Lisa Gilarde Title: Vice President
ING INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa S. Gilarde Name: Lisa Gilarde Title: Vice President	RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK By: /s/ Lisa S. Gilarde Name: Lisa Gilarde Title: Vice President
RELIASTAR LIFE INSURANCE COMPANY By: /s/ Lisa S. Gilarde Name: Lisa Gilarde Title: Vice President

allianz global investors FUND MANAGEMENT llc

By:       /s/ Brian S. Shissel

Name:  Brian S. Shlissel

Title:    Managing Director

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Exhibit II

FUNDS	SHARE CLASS	Servicing Fee	12b-1 Fee
ALLIANZ FUNDS and ALLIANZ FUNDS MULTI-STRATEGY TRUST (all series of the Trusts)	A	__bps (non-Target Date funds) __bps (Target Date funds*)	__bps
	Administrative	__bps	__bps
	Institutional (non-Target Date funds)	__bps	__bps
	D	__bps	__bps
	R	__bps on all assets except IRA assets; __bps on IRA assets	__bps
	R6	None	none

* Target Date Funds include the following series of the Allianz Funds Multi-Strategy Trust: AllianzGI Retirement 2015 Fund, AllianzGI Retirement 2020 Fund, AllianzGI Retirement 2025 Fund, AllianzGI Retirement 2030 Fund, AllianzGI Retirement 2035 Fund, AllianzGI Retirement 2040 Fund, AllianzGI Retirement 2045 Fund, AllianzGI Retirement 2050 Fund, AllianzGI Retirement 2055 Fund and AllianzGI Retirement Income Fund.

ING shall calculate the amount of the payment to be made at the end of each calendar quarter and the Distributor and/or Administrator, as applicable, will make such payment to ING within thirty (30) days following quarter end.  Any check for such payment (in the event that payment is not transmitted via the DCCS) will be accompanied by a statement showing the calculation of the amounts being paid by the Distributor and/or Administrator, as applicable, for the relevant quarter and contain such other supporting data as may be reasonably requested by ING.  The fees shall survive termination of the Agreement to the extent ING continues to provide services to such Plans.

If an invoice is not sent within six (6) months from the end of the quarter, the fees for such quarter shall be deemed forfeited and no longer due and owing under this Agreement.

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